Exhibit 99.1

FOR IMMEDIATE RELEASE	provide-commerce

FOR FURTHER INFORMATION CONTACT:

Investor Relations	Jen Carroll
Tom Ryan/Ashley Ammon	ph: 858.729.2761
ph: 203.682.8200	John Flanagan/Megan McDonnell
ir@providecommerce.com	ph: 203.682.8200

Provide Commerce, Inc. Announces Fiscal Third Quarter Results

        For the Third Quarter:

•	Net Sales Increased 40% to $57.2 Million with GAAP Earnings Per Diluted Share of $0.25

•	Pro Forma Earnings Increased 59% to $4.4 Million or $0.32 Per Diluted Share

San Diego, Calif.– April 28, 2005 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for its third quarter ended March 31, 2005.

The Company reported net sales of $57.2 million for the third quarter of fiscal 2005, up 40% from $40.7 million in the third quarter of fiscal 2004. Gross profit increased 42% to $26.8 million compared to $18.9 million in the prior year quarter. This resulted in a gross profit of 47.0% versus 46.4% in the same period during fiscal 2004. GAAP net income for the quarter was $3.5 million or $0.25 per diluted share, compared to $15.9 million or $1.14 per diluted share in the third quarter of fiscal 2004. GAAP net income for the third quarter of fiscal 2005 includes income tax expense of $3.1 million versus an income tax benefit of $11.8 million in the third quarter of 2004 related to the release of the Company’s valuation allowance against its deferred tax assets. GAAP net income for the third quarter of fiscal 2005 also includes $850,000 of stock-based compensation expense as calculated under FAS No. 123, compared to $547,000 in the third quarter of fiscal 2004. The results of the third quarter of fiscal 2005 also include the impact of the Easter holiday, which fell into the fourth quarter during fiscal 2004.

Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “We are pleased with our ability to balance growth and profitability. Not only did our gross profit expand year-over-year, but we continue to be efficient in marketing, merchandising and operations which translates into great value for our customers. As always, we credit our direct business model which affords Provide Commerce a distinct advantage in a competitive environment and encourages lifelong satisfied customers.”

Management believes that the most accurate measure of year-over-year operating performance is pro forma earnings, defined as: GAAP earnings excluding stock-based compensation expense and the related tax effect. Provide Commerce does not believe the use of pro forma earnings, and the corresponding per share results, lessen the importance of comparable GAAP measures. Pro forma earnings, and its reconciliation to the nearest GAAP measure, are included in the attached financial tables.

Pro forma earnings for the quarter were $4.4 million compared to $2.8 million for the third quarter of fiscal year 2004. Pro forma earnings per share on 14.0 million shares outstanding increased to $0.32 for the quarter ended March 31, 2005 versus $0.20 on 13.9 million shares outstanding for the quarter ended March 31, 2004.

Strauss commented, “Two primary factors caused our earnings to be slightly lower than our guidance. First, although gross profit percentage improved year over year, it was lower than we anticipated due to increased promotional offers during the quarter. We did this to maintain our position which we believe is the quality and value leader in the online floral category. Second, we spent additional IT dollars on website improvements which will directly affect the customer experience and ease of use which we believe will further enhance customer satisfaction and loyalty.”

For the three month period, the Company added approximately 422,000 new customers, a 28% increase compared to approximately 330,000 new customers added in the third quarter of fiscal 2004. As of March 31, 2005, there were approximately 3.8 million customers in Provide Commerce’s database, a 41% increase from approximately 2.7 million customers at the same time last year. In addition, returning customers generated 55% of net sales during the quarter, compared to 47% in the same quarter last year, reflecting continued strength in repeat orders along with strong absolute growth. Average order value was $53.14 in the third quarter of fiscal 2005 compared to $53.27 during the third quarter of fiscal 2004.

Strauss continued, “Our low cost, direct business model, which stresses customer service and exceptional products, uniquely positions Provide Commerce to generate high levels of free cash flow, strong profitability and continued earnings per share growth. It allows us to continually grow our core business, invest in strategic and complimentary verticals like our Gourmet Food Business Unit, and explore other options to create value over time.”

Balance Sheet & Liquidity

As of March 31, 2005, the Company had $70.8 million of cash, cash equivalents and marketable securities, a 37% increase over March 31, 2004. At quarter end, Provide Commerce also had $72.9 million of stockholders’ equity and no bank debt.

Financial Guidance

The Company announced its guidance for fourth quarter and the fiscal year ending June 30, 2005. Based on the current outlook:

•	Net sales are still expected to be between $170.0 and $172.5 million.

•	GAAP net income is expected to be between $7.2 and $7.4 million or $0.52 and $0.54 per fully diluted share.

•	Pro forma earnings are expected to be between $10.0 and $10.2 million or $0.72 and $0.74 per fully diluted share.

•	Fully diluted shares outstanding for fiscal year 2005 are expected to be approximately 13.8 million compared to approximately 12.0 million for fiscal year 2004.

For the fourth quarter of fiscal 2005:

•	Net sales are still expected to be between $59.5 and $62.0 million.

•	GAAP net income is expected to be between $3.2 million and $3.5 million or $0.23 and $0.25 per share.

•	Pro forma earnings are expected to be between $4.2 million and $4.5 million or $0.30 and $0.32 per share.

Please note that due to the calendar date shift of Easter from April 11, 2004 to March 27, 2005, net sales for Easter shifted from fiscal fourth quarter of 2004 to the fiscal third quarter of 2005. Normalizing for this Easter quarter shift, which represents approximately $4.0 million of net sales, the midpoint of Provide Commerce’s projected fourth quarter net sales guidance represents approximately 25% growth from the prior year.

The Company is adjusting earnings guidance for two primary reasons. First, the Company anticipates competition in the online advertising environment from both floral and non-floral companies. To that end, the Company expects marketing expenditures to fall within the 22—23% range of net sales for the year, up from the 21—22% of annual net sales as previously anticipated.

Second, based on current oil prices, fuel surcharges will be higher in the fourth quarter which will negatively impact the Company’s gross profit. Provide Commerce still expects gross profit percentage to fall within the 46—47% range for the fiscal year.

The Company anticipates non-cash stock based compensation to be approximately $3.2 million for fiscal 2005. Because stock based compensation is not generally deductible in calculating the Company’s provision for income taxes, the Company anticipates that the effective tax rate for fiscal 2005 will range between 47% and 48%. However, the Company’s cash outlay for taxes will be significantly reduced for the foreseeable future due to Provide Commerce’s net operating loss carry-forwards which totaled approximately $24 million as of June 30, 2004.

Conference Call

A conference call to discuss fiscal third quarter 2005 financial results will be webcast live on Thursday, April 28, 2005, at approximately 5:00 pm Eastern Time on the investor relations section of Provide Commerce’s website, www.providecommerce.com. Listeners may also access the call by dialing 1-877-691-0879. A replay of the conference call is available by dialing 1-877-519-4471 and pin number 5279286.

About Provide Commerce, Inc.

Provide CommerceSM operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Valentine’s Day, Easter, Mother’s Day, birthday and anniversary events, through its ProFlowers® brand and website, www.proflowers.com. Provide Commerce also offers fresh fruit and premium meat direct from the supplier through its Gourmet Food Business Unit. To date, these offerings consist of Cherry Moon FarmsSM, www.cherrymoonfarms.com, and Uptown Prime®, www.uptownprime.com. For more information, please visit www.prvd.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, projections of net sales, GAAP net income, pro forma earnings, free cash flows and earnings per share growth, and Provide Commerce increasing the diversity of revenue sources, as well as increasing and managing overall customer satisfaction numbers and retention, its overall business and market penetration and its ability to leverage its business model. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, fluctuation in quarterly and annual results, its ability to attain and maintain long-term customer satisfaction, Provide Commerce’s ability to meet projected financial results, managing the seasonality of its business, scaling of existing infrastructure expansion of its core floral business within the floral business as well as into other perishable product categories, managing challenges in customer retention and translation of perceived customer loyalty into financial results and its ability to maximize leverage in the Company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.prvd.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31,	June 30,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$24,993	$18,210
Marketable securities	45,768	41,218
Accounts receivable, net	1,967	1,372
Inventory, net	3,507	1,343
Prepaid expenses and other current assets	1,084	652
Deferred tax assets	4,558	4,482

Total current assets	81,877	67,277
Property and equipment, net	6,697	4,626
Deferred tax assets	4,675	5,953
Other assets	4,553	2,369

Total assets	$97,802	$80,225

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$19,213	$13,010
Accrued compensation	2,926	2,812
Income tax payable	316	943
Deferred revenue	623	325
Current portion of capital lease	—	48

Total current liabilities	23,078	17,138
Accrued pension costs	826	576
Deferred compensation	1,012	186

Commitments

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	103,122	95,974
Deferred stock-based compensation	(3,030)	(2,663)
Other comprehensive loss	(241)	(53)
Accumulated deficit	(26,977)	(30,945)

Total stockholders’ equity	72,886	62,325

Total liabilities and stockholders’ equity	$97,802	$80,225

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Net sales	$57,162	$40,689	$110,541	$76,917
Cost of sales	30,324	21,794	58,765	42,239

Gross profit	26,838	18,895	51,776	34,678
Operating expenses:
Selling and marketing	12,579	8,845	24,997	16,968
General and administrative	5,592	4,433	14,032	10,109
Information technology systems	1,586	1,068	3,942	2,900
Stock-based compensation	850	547	2,228	1,304

Total operating expenses	20,607	14,893	45,199	31,281

Operating income	6,231	4,002	6,577	3,397
Other income, net	398	148	981	186

Income before income tax	6,629	4,150	7,558	3,583
Income tax provision (benefit)	3,148	(11,768)	3,590	(11,768)

Net income	3,481	15,918	3,968	15,351
Preferred stock dividend	—	—	—	(1,500)

Net income attributable to common stockholders	$3,481	$15,918	$3,968	$13,851

Net income per common share:
Basic	$0.29	$1.40	$0.33	$1.74

Diluted	$0.25	$1.14	$0.29	$1.16

Weighted average common shares outstanding:
Basic	12,198,735	11,400,147	12,001,712	7,967,690

Diluted	14,001,293	13,918,972	13,808,304	11,966,640

PROVIDE COMMERCE, INC.

RECONCILING TABLES

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
Non-GAAP Pro forma income reconciliation:

Net income attributable to common stockholders	$3,481	$15,918	$3,968	$13,851
Add back:
Preferred stock dividend	—	—	—	1,500
Income tax expense/(benefit)	3,148	(11,768)	3,590	(11,768)
Stock based compensation	850	547	2,228	1,304

Non-GAAP Pro forma earnings before taxes	$7,479	$4,697	$9,786	$4,887
Non-GAAP Pro forma income tax provision	3,066	1,926	4,012	2,004

Non-GAAP Pro forma earnings	$4,413	$2,771	$5,774	$2,883

Net income per common share:
Basic	$0.36	$0.24	$0.48	$0.36

Diluted	$0.32	$0.20	$0.42	$0.24

Weighted average common shares outstanding:
Basic	12,198,735	11,400,147	12,001,712	7,967,690

Diluted	14,001,293	13,918,972	13,808,304	11,966,640

PROVIDE COMMERCE, INC.

STATEMENT of CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended March 31,
	2005	2004
Operating activities:
Net income	$3,968	$15,351
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,035	1,204
Stock-based compensation	2,228	1,304
Tax benefit from the exercise of stock options	2,319	—
Non-cash interest expense in connection with issuance of warrants for line of credit	—	24
Changes in operating assets and liabilities:
Accounts receivable	(595)	(338)
Inventory	(2,164)	(808)
Prepaid expenses and other current assets	(432)	(905)
Accounts payable and other accrued liabilities	6,203	7,221
Accrued compensation	114	(74)
Accrued pension costs	250	—
Deferred compensation	826	—
Deferred revenue	298	188
Accrued and deferred income taxes	575	(12,229)
Other assets	(2,184)	(1,457)

Net cash provided by operating activities	13,441	9,481
Investing activities:
Purchase of property and equipment	(4,106)	(2,351)
Purchases of marketable securities	(41,213)	—
Sales/maturities of marketable securities	36,475	—
Proceeds from note receivable	—	27

Net cash used in investing activities	(8,844)	(2,324)
Financing activities:
Payment of long-term debt and capital lease Obligations	(48)	(93)
Common stock issued in connection with secondary public offering	1,353	34,592
Dividend paid to preferred stockholders	—	(1,500)
Proceeds from exercise of common stock options and warrants	881	132

Net cash provided by financing activities	2,186	33,131

Net increase in cash and cash equivalents	6,783	40,288
Cash and cash equivalents at beginning of the period	18,210	11,496

Cash and cash equivalents at end of the period	$24,993	$51,784